Exhibit 99.1

Sensus Healthcare Reports Second Quarter 2025 Financial Results

●	Shipped 19 SRT systems during the quarter, including four to China

●	Revenues of $7.3 million

●	FDA treatment volume increased 27% over the first quarter

●	Exited the quarter with $22.2 million in cash and no debt

●	Proposed Physician Fee Schedule expected to favorably impact adoption of SRT technology beginning in 2026

Conference call begins at 4:30 p.m. Eastern time today

BOCA RATON, Fla. (August 7, 2025) – Sensus Healthcare, Inc. (Nasdaq: SRTS), a medical device company specializing in highly effective, non-invasive, minimally-invasive and cost-effective treatments for oncological and non-oncological skin conditions, announces financial results for the three and six months ended June 30, 2025.

Highlights of the second quarter of 2025 and subsequent weeks include the following:

●	Revenues were $7.3 million, compared with $9.2 million in the prior-year quarter

●	Net loss was $1.0 million, or $0.06 per share

●	Shipped 19 superficial radiotherapy (SRT) systems, including 10 to a large customer and four internationally

●	Signed five new Fair Deal Agreements (FDAs) with four going live during the quarter

●	Recorded a 27% sequential-quarter increase in FDA treatment volume

●	Received MDSAP certification for full SRT product portfolio, supporting global regulatory access and commercial expansion

●	Engaged Radiology Oncology Systems (ROS) as a primary distribution partner to hospital-based radiation oncology departments and freestanding oncology centers nationwide

Management Commentary

“Our financial performance was tracking ahead of expectations throughout the first half of the quarter, yet domestic sales momentum was impacted by a proposed Local Coverage Determination (LCD) to limit the reimbursement for ultrasound when used with our SRT-100 Vision™ that became public in mid-May,” said Joe Sardano, Chairman and Chief Executive Officer of Sensus Healthcare. “As importantly, in July Medicare proposed a Physician Fee Schedule to align outpatient SRT payments with the higher hospital rates. This schedule is open to comments through mid-September and if finalized, will be effective as of January 1, 2026.”

“Against this dynamic reimbursement landscape, the Sensus team executed very well across our strategic priorities and continued to advance key commercial and operational initiatives, including expanding our international presence, growing our FDA base and unlocking new global opportunities through MDSAP certification,” he added. “We shipped 19 SRT systems during the quarter, including four to China, signed five additional FDA contracts and activated four sites. Importantly, FDA treatment volume increased 27% sequentially vs Q1. Based on these trends, we believe our FDA model is gaining traction and delivering value to both Sensus and our customers.

“Our recently announced partnership with ROS to serve as our primary distribution partner to hospital systems and radiation oncology departments represents an important commercial milestone,” continued Mr. Sardano. “This agreement builds upon our strong base in dermatology and supports broader adoption of SRT in complementary care settings. We anticipate this relationship will begin to yield tangible results later this year.”

Second Quarter Financial Results

Revenues were $7.3 million for the second quarter of 2025 compared with $9.2 million for the second quarter of 2024. The decrease was primarily due to a lower number of units sold to a large customer, partially offset by growth in recurring revenue from Fair Deal Agreements.

Cost of sales was $4.4 million for the second quarter of 2025 compared with $3.8 million for the prior-year quarter. The increase was primarily related to higher cost of service compared with the prior-year period.

Gross profit was $2.9 million for the second quarter of 2025 compared with $5.4 million for the prior-year quarter. Gross margin was 39.7% in the 2025 quarter versus 58.7% a year ago, primarily driven by lower sales and higher cost of service.

General and administrative expense was $2.0 million for the second quarter of 2025 compared with $1.6 million for the second quarter of 2024, reflecting higher professional fees and compensation.

Selling and marketing expense was $1.4 million for the second quarter of 2025 compared with $1.0 million for the second quarter of 2024 due to higher tradeshow expenses, costs related to clinical studies and payroll costs due to an increase in headcount.

Research and development expense was $1.5 million for the second quarter of 2025 compared with $0.9 million for the prior-year quarter, primarily due to increased costs associated with ongoing product development.

Other income of $0.2 million for the three months ended June 30, 2025 and 2024 relates primarily to interest income.

Net loss for the second quarter of 2025 was $1.0 million, or $0.06 per share, compared with net income of $1.6 million, or $0.10 per diluted share, for the second quarter of 2024.

Adjusted EBITDA for the second quarter of 2025 was negative $1.8 million compared with positive $2.1 million for the second quarter of 2024. Adjusted EBITDA, a non-GAAP financial measure, is defined as earnings before interest, taxes, depreciation, amortization and stock-compensation expense. Please see below for a reconciliation between GAAP and non-GAAP financial measures, and the reason these non-GAAP financial measures are provided.

Cash and cash equivalents were $22.2 million as of June 30, 2025, compared with $22.1 million as of December 31, 2024. The Company had no outstanding borrowings under its revolving line of credit at the end of either period.

Six Month Financial Results

Revenues for the first half of 2025 were $15.7 million compared with $19.9 million for the first half of 2024. The decrease was primarily driven by a lower number of units sold to a large customer in the 2025 period.

Cost of sales was $8.4 million for the first half of 2025 compared with $7.8 million for the first half of 2024. The increase was primarily related to higher cost of service in the 2025 period.

Gross profit was $7.3 million for the first half of 2025, or 46.5% of revenues, compared with $12.1 million, or 60.8% of revenues, for the first half of 2024. The decrease was primarily driven by lower sales and higher cost of service in the 2025 period.

General and administrative expense was $4.2 million for the first half of 2025 compared with $3.2 million for the first half of 2024. The increase was primarily due to higher professional fees and compensation.

Selling and marketing expense was $3.6 million for the first half of 2025 compared with $2.3 million for the first half of 2024. The increase was primarily due to higher tradeshow expenses, costs related to clinical studies and payroll costs due to an increase in headcount.

Research and development expense was $4.1 million for the first half of 2025 compared with $1.8 million for the first half of 2024. The increase was primarily due to significant lobbying costs related to billing code reimbursement, increased headcount and existing product development cost.

Other income of $0.4 million for the first half of 2025 and 2024 relates primarily to interest income.

The effective tax rates for the first six months of 2025 and 2024 were 14.5% and 26.6%, respectively. The decrease was primarily due to an increase in the estimated tax credits that are expected to be generated and utilized.

Use of Non-GAAP Financial Information

This press release contains supplemental financial information determined by methods other than in accordance with accounting principles generally accepted in the United States (GAAP). Sensus Healthcare management uses Adjusted EBITDA, a non-GAAP financial measure, in its analysis of the Company’s performance. Adjusted EBITDA should not be considered a substitute for GAAP basis measures, nor should it be viewed as a substitute for operating results determined in accordance with GAAP. Management believes the presentation of Adjusted EBITDA, which excludes the impact of interest, income taxes, depreciation, amortization and stock-compensation expense, provides useful supplemental information that is essential to a proper understanding of the financial results of Sensus Healthcare. Non-GAAP financial measures are not formally defined by GAAP, and other entities may use calculation methods that differ from those used by Sensus Healthcare. As a complement to GAAP financial measures, management believes that Adjusted EBITDA assists investors who follow the practice of some investment analysts who adjust GAAP financial measures to exclude items that may obscure underlying performance and distort comparability. A reconciliation of the GAAP net loss to Adjusted EBITDA is provided in the schedule below.

SENSUS HEALTHCARE, INC.

GAAP TO NON-GAAP RECONCILIATION

(unaudited)

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
(in thousands)	2025	2024	2025	2024
Net (loss) income, as reported	$(1,037)	$1,612	$(3,609)	$3,886
Add:
Depreciation and amortization	99	31	185	101
Stock compensation expense	67	65	146	156
Income tax (benefit) expense	(723)	579	(613)	1,406
Interest income, net	(183)	(209)	(367)	(423)
Adjusted EBITDA, non GAAP	$(1,777)	$2,078	$(4,258)	$5,126

Conference Call and Webcast

Sensus Healthcare will host an investment community conference call today beginning at 4:30 p.m. Eastern time during which management will discuss these financial results, provide a business update and answer questions.

Participants are encouraged to pre-register for the conference call here to receive a unique dial-in number that will permit them to bypass the live operator. Participants may pre-register at any time, including up to and after the call start time. Alternatively, participants can access the conference call by dialing 844-481-2811 (U.S. and Canada Toll Free) or 412-317-0676 (International). Please direct the operator to be connected to the Sensus Healthcare conference call. The call will be webcast live and can be accessed here or in the Investor Relations section of the Company’s website at www.sensushealthcare.com.

Following the conclusion of the conference call, a telephone replay will be available until September 7th by dialing 877-344-7529 (U.S. Toll Free), 855-669-9658 (Canada Toll Free) or 412-317-0088 (International). At the system prompt, enter the replay code 8187211. An archived webcast will be available in the Investor Relations section of the Company’s website for a period of time.

About Sensus Healthcare

Sensus Healthcare, Inc. is a global pioneer in the development and delivery of non-invasive treatments for skin cancer and keloids. Leveraging its cutting-edge superficial radiotherapy (SRT and IG-SRT) technology, the company provides healthcare providers with a highly effective, patient-centric treatment platform. With a dedication to driving innovation in radiation oncology, Sensus Healthcare offers solutions that are safe, precise, and adaptable to a variety of clinical settings. For more information, please visit www.sensushealthcare.com.

Forward-Looking Statements

This press release includes statements that are, or may be deemed, ‘‘forward-looking statements.’’ In some cases, these statements can be identified by the use of forward-looking terminology such as “believes,” “estimates,” “anticipates,” “expects,” “plans,” “intends,” “may,” “could,” “might,” “will,” “should,” “approximately,” “potential” or negative or other variations of those terms or comparable terminology, although not all forward-looking statements contain these words.

Forward-looking statements involve risks and uncertainties because they relate to events, developments, and circumstances relating to Sensus, our industry, and/or general economic or other conditions that may or may not occur in the future or may occur on longer or shorter timelines or to a greater or lesser degree than anticipated. In addition, even if future events, developments, and circumstances are consistent with the forward-looking statements contained in this press release, they may not be predictive of results or developments in future periods. Although we believe that we have a reasonable basis for each forward-looking statement contained in this press release, forward-looking statements are not guarantees of future performance, and our actual results of operations, financial condition and liquidity, and the development of the industry in which we operate may differ materially from the forward-looking statements contained in this press release, as a result of the following factors, among others: the possibility that inflationary pressures continue to impact our sales; the level and availability of government and/or third party payor reimbursement for clinical procedures using our products, and the willingness of healthcare providers to purchase our products if the level of reimbursement declines; concentration of our customers in the U.S. and China, including the concentration of sales to one particular customer in the U.S.; the development by others of new products, treatments, or technologies that render our technology partially or wholly obsolete; the regulatory requirements applicable to us and our competitors; our ability to efficiently manage our manufacturing processes and costs; the risks arising from doing business in China and other foreign countries; legislation, regulation, or other governmental action that affects our products, taxes, international trade regulation (including the possibility of tariffs on equipment we export or materials we import), or other aspects of our business; the performance of the Company’s information technology systems and its ability to maintain data security; our ability to obtain and maintain the intellectual property needed to adequately protect our products, and our ability to avoid infringing or otherwise violating the intellectual property rights of third parties; and other risks described from time to time in our filings with the Securities and Exchange Commission.

To date, the Middle East conflict, the Russian invasion of Ukraine, and other geopolitical uncertainties have not had any significant impact on our business, but we continue to monitor developments and will address them in future disclosures, if applicable.

Any forward-looking statements that we make in this press release speak only as of the date of such statement, and we undertake no obligation to update such statements to reflect events or circumstances after the date of this press release, except as may be required by applicable law. You should read carefully our “Introductory Note Regarding Forward-Looking Information” and the factors described in the “Risk Factors” section of our periodic reports filed with the Securities and Exchange Commission to better understand the risks and uncertainties inherent in our business.

Contact:

Alliance Advisors IR

Tirth T. Patel

tpatel@allianceadvisors.com

212-201-6614

(Tables follow)

SENSUS HEALTHCARE, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	As of June 30,	As of December 31,
(in thousands, except shares and per share data)	2025	2024
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$22,162	$22,056
Accounts receivable, net	12,622	19,731
Inventories	12,405	10,097
Prepaid inventory	2,681	3,347
Other current assets	2,349	1,507
Total current assets	52,219	56,738
Property and equipment, net	2,714	1,997
Deferred tax asset	2,810	2,197
Operating lease right-of-use assets, net	574	581
Other noncurrent assets	535	652
Total assets	$58,852	$62,165
Liabilities and stockholders’ equity
Current liabilities
Accounts payable and accrued expenses	$5,365	$4,811
Product warranties	267	329
Operating lease liabilities, current portion	252	204
Deferred revenue, current portion	529	541
Total current Liabilities	6,413	5,885
Operating lease liabilities, net of current portion	343	398
Deferred revenue, net of current portion	32	55
Total liabilities	6,788	6,338
Commitments and contingencies
Stockholders’ equity
Preferred stock, 5,000,000 shares authorized and none issued and outstanding	—	—
Common stock, $0.01 par value – 50,000,000 authorized; 17,031,845 issued and 16,440,036 outstanding at June 30, 2025; 17,036,845 issued and 16,495,396 outstanding at December 31, 2024	169	169
Additional paid-in capital	45,941	45,795
Treasury stock, 591,809 and 541,449 shares at cost, at June 30, 2025 and December 31, 2024, respectively	(3,871)	(3,571)
Retained earnings	9,825	13,434
Total stockholders’ equity	52,064	55,827
Total liabilities and stockholders’ equity	$58,852	$62,165

SENSUS HEALTHCARE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
(in thousands, except share and per share data)	2025	2024	2025	2024
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Revenues	$7,315	$9,239	$15,659	$19,902
Cost of sales	4,412	3,816	8,403	7,817
Gross profit	2,903	5,423	7,256	12,085
Operating expenses:
General and administrative	1,986	1,579	4,193	3,158
Selling and marketing	1,389	996	3,575	2,266
Research and development	1,471	866	4,077	1,792
Total operating expenses	4,846	3,441	11,845	7,216
(Loss) income from operations	(1,943)	1,982	(4,589)	4,869
Other income:
Interest income, net	183	209	367	423
Other income, net	183	209	367	423
(Loss) income before income tax	(1,760)	2,191	(4,222)	5,292
(Benefit from) provision for income taxes	(723)	579	(613)	1,406
Net (loss) income	$(1,037)	$1,612	$(3,609)	$3,886
Net (loss) income per share – basic	$(0.06)	$0.10	$(0.22)	$0.24

diluted	$(0.06)	$0.10	$(0.22)	$0.24
Weighted average number of shares used in computing net (loss) income per share – basic	16,320,036	16,298,459	16,330,891	16,296,715

diluted	16,320,036	16,333,481	16,330,891	16,325,764

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